FOR IMMEDIATE RELEASE

December 11, 2006

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH CAPITAL CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ, December 11, 2006………Monmouth Capital Corporation (NASDAQ:MONM) is pleased to announce the acquisition on December 8, 2006, of a 67,775 square foot industrial building at 6023 Century Oaks Drive, Hamilton County, Chattanooga, Tennessee, for a purchase price of approximately $5,000,000.  The property is net-leased to Federal Express Corporation through October 28, 2012.

The building, which was constructed in 2002, was purchased from NPI Properties - Chattanooga, LLC, a Virginia limited liability company.  Stan Johnson Company acted as broker to Monmouth in this transaction.

The acquisition was financed by Two River Community Bank in Middletown, New Jersey.

Eugene W. Landy, President, is delighted to welcome another Federal Express facility into Monmouth Capital’s increasing portfolio of high-quality properties, and added, “We are also happy to have worked once again with Stan Johnson Company, and look forward to many more transactions in the future.”

Monmouth Capital Corporation (MONM) is part of a family of REITs including UMH Properties, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  MONM pursues real estate opportunities that are outside the scope of the specialized areas of UMH and MREIC, or are otherwise declined by UMH and MREIC.  MONM has operated as a public company since 1961.

####